Exhibit 10.6
[XXX] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
WAFER FOUNDRY AGREEMENT
This Wafer Foundry Agreement (this “Agreement”) is made and entered into as of January 26, 2023 (the “Effective Date”) by and between Polar Semiconductor, LLC, a Delaware limited liability company, with its principal offices at 2800 East Old Shakopee Road, Bloomington, MN 55245 (“Polar”) and Allegro MicroSystems, Inc., a Delaware corporation with its principal offices at 955 Perimeter Road, Manchester, New Hampshire, USA 03103 (“Customer”). Polar and Customer are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.
RECITALS:
WHEREAS, Customer wishes Polar to provide processed semiconductor wafers and various wafer foundry services according to Customer’s specifications and certain technology and intellectual property rights owned or otherwise controlled by Customer as well as Polar’s proprietary processes and related intellectual property rights for the purpose of manufacturing the ordered semiconductor wafers in accordance with this Agreement; and
WHEREAS, Polar agrees to fabricate and provide such semiconductor wafers for Customer (“Wafers”) subject to Customer’s compliance with its obligations under this Agreement; and
WHEREAS, Polar agrees to abide by industry norms; and
WHEREAS, Polar will take reasonable efforts to accommodate Customer requests, but will not be obligated to do so.
NOW, THEREFORE, in consideration of the mutual promises made herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties further agree as follows:
Section 1.Wafer Fabrication
1.1.Order. Polar will fabricate all Production and Engineering Wafers in accordance with process specifications (“Process Specifications”) documented in a purchase order (“Order”) or as otherwise agreed to between the Parties. Polar and Customer will mutually agree on the Wafer Lot Size and whether or not any Wafer lots will be split lots. Subject to Customer’s compliance with its obligations as to the Minimum Commitment (defined below), Polar intends on a commercially reasonable basis to accept all Orders that comply with: (i) the Capacity Commitment specified in Section 2.2 below; (ii) the established part lead-time specified in specified in Section 2.2 below; and (iii) the part Process Specification has Checkpoint III approval (Process Qualified); and (iv) this Agreement. For the avoidance of doubt, Polar is not obligated to accept an Order for which Polar has not established a Capacity Commitment in Section 2.2. Once fabrication has started on an Order, that Order may be changed upon mutual agreement of the Parties and documented in writing. Wafer Order may be cancelled only if fabrication has not started and its scheduled ship date is outside part lead-time specified in Section 2.2 below. If an Order is cancelled, Customer will provide a replacement Order for the same Wafers quantity and the same delivery period. If the ordered Wafers use a common mask, upon mutual agreement Customer may change the product name during fabrication. In this case, the contents of the Order may also be changed, and the delivery date will be agreed upon by both parties in a written change to the Order.
1.2.Fabrication. Upon acceptance of an Order, Polar will fabricate the Production and Engineering Wafers in accordance with the Process Specifications. Subject to Section 1.3, Polar will provide Customer with the Production Wafer parametric critical test results for Wafers shipped to verify compliance to the Process Specifications. Subject to Section 1.3, the Wafers will be covered by the Limited Warranty specified in Exhibit A, attached hereto and incorporated herein by reference. Production Wafers placed on hold by the Customer in excess of [XXX] days will be reviewed by Polar and Customer. Customer will have [XXX] business days to remove the hold, if hold is not removed or the hold period is not extended upon mutual agreement of the Parties, the Order for the Production Wafers will be terminated and charges will be assessed per Section 3.2. Engineering Wafers placed on hold by the customer in excess of [XXX] days will be reviewed by Polar and Customer. Customer will have [XXX] business days to remove the hold unless hold period is extended upon mutual agreement of the Parties, if hold is not removed the Order for the Engineering Wafers will be terminated and charges will be assessed per Section 3.2. Polar will provide Customer [XX] days’ notice prior to any such termination and invoicing of applicable charges. Customer shall not be liable for Production Wafers or Engineering Wafers placed on hold as a result of Polar process excursion and non-conformances.
1.3.Acceptance. Acceptance period duration for Production Wafers will be [XXX] days unless extended upon mutual agreement of the Parties. Following the date the Production Wafers are shipped Customer will have the acceptance period duration to verify the Production Wafers conform to the Process Specifications or that the Wafers meet approval of Polar’s Material Review Board (MRB). If Customer determines that the Production Wafers do not meet the Process Specifications, Customer will provide detailed information to Polar regarding the alleged non-conformance and including the product name, lot number, quantity, Order number. If Customer does not issue a non-conformance within the acceptance period duration, the Production Wafers are deemed accepted. If Customer timely issues a non-conformance notice, Polar will have [XXX] business days following receipt of the non-conformance notice to verify or dispute the same or mutually agree to extend the review period. If Polar verifies the non-conformance, then Polar will issue a return material authorization (“RMA”) for Customer within [XXX] business days from the date of the verification. Polar may request specific Wafers covered under the RMA be returned back to Polar with shipping costs paid by Polar. Notwithstanding the foregoing, Customer acknowledges that Engineering Wafers (i.e., NRE) processed correctly within practical limits according to an agreed upon process flow will be provided “AS IS” and with all faults and without warranties, either express or implied, and no right to an acceptance process.
1.4.Non-conforming Wafers. If Polar determines prior to shipment that Production Wafers do not conform to the Process Specifications, Polar will send a Waiver Request with applicable data (detailing any defects or problems that occur during fabrication) to Customer for review. Customer will have [XXX] business days unless extended upon mutual agreement of the Parties to respond to Polar regarding the Waiver Request. If Customer deems the Production Wafers acceptable through written acceptance of the Waiver Request, Polar will ship Production Wafers to Customer. In the event the Customer rejects the Waiver Request, Polar will scrap the wafers and will cancel the associated Order.

1.5.Expedited Fabrications. Customer may request priority two (P2) processing for a lot, provided that Customer may not request P2 processing for more than [XXX]% of Customer’s total active lots being fabricated. Customer may request priority one (P1) processing for a lot, P1 lots are extremely rare and must be approved by Polar’s Head of Operations, if granted, Customer acknowledges that the P1 Additional Fee will be invoiced as specified in Section 3.2. Additional P1 processing requests may be considered by Polar’s Head of Operations. Upon request, Polar will communicate expected lot completion for the expediated processing.
1.6.Status. Polar will provide Customer with on-line access to fabrication reporting Polar makes available to its customers. Customer and Polar will share data and participate in joint management meetings regarding Orders and status of fabrication in accordance with Exhibit B and Exhibit C.
Section 2.    Commitments
2.1.Sales Forecast. Customer will provide Polar with a rolling thirty-six (36) month Wafer Orders sales forecast. The sales forecast will be updated quarterly. The Wafer Orders sales forecast is subject only to Polar’s confirmation of the available capacity. Any updates to the rolling sales forecast will not reduce the Capacity Commitment or Minimum Commitment as defined in the CCA. Customer will provide thirty (30) day notice to Polar prior to transferring a new part out to another Foundry or in from another Foundry.
2.2.Capacity Commitment. The Parties mutually agree to execute a separate Capacity Commitment Agreement (“CCA”) by January 30 of each calendar year. The Production Wafer volumes that Polar will fabricate and deliver to Customer for purchase for the following two (2) fiscal years (“Capacity Commitment”) will be defined in the CCA. The sales forecast used in determining the Capacity Commitment along with Process Route Lead-times will be documented in the CCA.
2.3.Minimum Commitment. Unless otherwise agreed by Customer and Polar, should the volume in a given fiscal year fall below the Minimum Commitment for such fiscal year, as defined in the CCA, Customer agrees to pay Polar within [XXX] days following the end of the applicable fiscal year an amount, as defined in the CCA, for the difference between the actual number of Production Wafers for the applicable fiscal year and the Minimum Commitment (“Shortfall Amount”). Payment of the Shortfall Amount will be the Customer’s sole responsibility and liability in the event that the Customer fails to meet the Minimum Commitment.
2.4.Performance to Meet Minimum Commitment. If Polar fails to meet the Minimum Commitment for a fiscal year then Customer will have no responsibility to pay the Shortfall Amount. In such event, Polar will provide best efforts to expedite production and shipment for the difference between the Wafers requested under Order and Wafers actually delivered.
2.5.Modifications. Each of Polar and Customer may only reduce their commitments upon mutual agreement documented in writing. Any change requests as to the technology mix or quantities of the Orders must also be agreed upon by the Parties in writing. Customer will promptly notify Polar in writing of any proposed changes or additions to an Order (e.g., part number or processing requirements). Polar shall investigate the feasibility of making such change and either accept the Order modifications in accordance with Section 3.2, including schedule and pricing, or decline the requested change.
2.6.Order Processing. Customer will issue Orders with requested ship dates on a weekly basis and upon acceptance by Polar, such Order will be binding upon the Parties. Polar will accept the

Order, subject to the Order including those elements required (e.g., a part number approved for mass production), by acknowledgment of receipt and provision of the scheduled ship dates. Any orders not acknowledged by Polar within five (5) business days shall be deemed accepted.
2.7.Pack; Ship. Polar will pack and ship the Wafers in accordance with any standards specified between the Parties, if not specified, in accordance with Polar’s standard process.
(a)Each shipping package will include a rigid container of the type customarily used by silicon wafer vendors; such container shall be sealed to protect from environmental contamination.
(b)A packing list shall accompany each shipment containing: a bill of lading or equivalent, invoice noting Order number(s) where applicable, part number(s), Wafer quantities, Wafer lot identification, die quantity, and shipping address. The lot shipped is based on the Wafer quantity specified on the packing list with the remaining quantity, if any, on the Order to be deemed cancelled.
(c)Unless otherwise agreed to by the Parties, Polar will use commercially reasonable efforts to make shipments from the Polar facility no more than five (5) days early or zero (0) days late of the scheduled ship date provided, provided that Polar shall not be liable for delays subject to the shipper’s acts or omissions or if the delay is due to Customer’s unwillingness or inability to accept delivery. Notwithstanding the foregoing, Customer acknowledges that Polar has limited capacity and limited abilities to remedy capacity and shipping issues outside of its control. On-time delivery (OTD) metric will be measured from the shipment date of Production Wafers to Order schedule date or a mutually agreed upon re-schedule date. Upon mutual agreement of the Parties, OTD may exclude low volume technologies and/or low volume Parts.
(d)Polar shall not be liable for any delay or failure to perform caused by fires, strikes, embargoes, government requirements, civil or military unrest, lack of precious metals, acts of God or by the public enemy, or acts or omissions of suppliers or carriers (including if such supplier or carrier invoked its own force majeure clause) or other causes beyond Polar’s control.
Section 3.    Pricing; Invoices; Taxes
3.1.Order Required. This Agreement does not constitute a purchase order or release for Wafers. Polar will not undertake any expenses or other acts on Customer’s behalf before receiving and agreeing to an actual Order or other written authorization from Customer.
3.2.Prices. The prices for the Wafers, Foundry Services, Masks, Wafer Termination charges and other fees are as agreed upon in the CCA and incorporated herein by this reference. All prices are in U.S. Dollars. Notwithstanding the foregoing, in the event that the price of precious metals, rare earth materials, chemicals or substrate wafers increase from the cost in effect at the time of establishing prices in the CCA Exhibit B, Polar may upon mutual written agreement between Customer and Polar invoke price adjustments as necessary to compensate for such increases.
3.3.Shipping Method. All prices are based on shipments of Production Wafers to the Customer will be Ex Works basis from Polar’s Bloomington, Minnesota facility.

3.4.Transfer of Title; Risk of Loss. Transfer of title to the ownership and risk of loss for the Production Wafers will be satisfied at the time Polar provides the Production Wafers to the carrier.
3.5.Taxes. All prices are stated exclusive of all applicable state, local and national sales, use, import and value-added and other similar taxes (“Taxes”). Customer is liable for all Taxes associated with the sale of the Wafers provided to Customer hereunder. Taxes will be separately listed under invoices.
3.6.Invoices. Polar will invoice Customer no earlier than the actual shipment date for an Order. All payments will be provided to Polar under the address and/or account specified on the invoice. All invoices shall be paid within [XXX] days from the date of the invoice. Any disputes about an invoice must be provided to Polar within such 30-day period with sufficient detail for Polar to understand the dispute. Customer shall pay any undisputed amounts in the event it disputes only portions of an invoice. Any portion of an Order subject to an RMA request due to a non-conformance will be deemed a dispute for such portion of the invoice.
Section 4.    IP Rights; License
4.1.Specifications. Subject to the terms of this Agreement, Polar will fabricate certain Wafers ordered by Customer under the specifications provided by Customer. Customer represents and warrants that it has all rights, title and interest necessary to provide such specifications for Polar to use in the fabrication of the Wafers.
4.2.Polar License. Subject to the terms and conditions set forth in this Agreement, Customer grants to Polar a limited, royalty-free, non-exclusive license for the Term of this Agreement for any Customer IP Rights (defined below) to use the Customer IP Rights included in the specifications for an Order as required to fabricate the Wafers. Such license shall be used only by Polar and its authorized Personnel (defined below) solely as necessary to fulfill Polar’s obligations in the fabricate and shipment of the Wafers to Customer.
4.3.Customer License. Subject to the terms and conditions set forth in this Agreement, Polar grants to Customer a limited, royalty-free, non-exclusive license for the Term of this Agreement for any Polar IP Rights (defined below) to use the Polar IP Rights as necessary to verify the Wafers provided to Customer as part of Customer’s quality assurance and acceptance process. Such license shall be used only by Customer and its authorized Personnel (defined below) solely as necessary to fulfill Customer’s obligations in the quality assurance and acceptance process of the Wafers provided to Customer.
4.4.Rights Reserved. Except for the above license grants, no other license or right to any IP Rights of either Party is granted to the other Party, and all such rights are expressly reserved by the Party owning such IP Rights. A Party may only disclose the other Party’s IP Rights to its employees, consultants and contractors (“Personnel”) subject to a confidentiality obligation and solely as necessary to fulfill such Party’s obligations under this Agreement.
4.5.IP Rights. Each Party acknowledges that the other Party may, only to the extent necessary to fulfill their obligations under this Agreement, utilize (a) its name, logos, domain names, product names and other trademarks, (b) certain audio and visual information, documents, software and other works of authorship; and (c) other technology, software, hardware, products, processes, algorithms, user interfaces, know-how, mask works and other trade secrets, techniques, designs, inventions, and other tangible or intangible technical material or information covered by intellectual property rights owned or licensed by such Party (“IP Rights”).
Section 5.    Confidentiality
5.1.NDA. The Mutual Non-Disclosure Agreement dated 12 April 2018 (“NDA”), between Polar and Customer shall be deemed incorporated into this Agreement by reference. Upon termination of the NDA Section 5.2 will apply.
5.2.Confidentiality Obligation. If no NDA is in force the following terms shall apply to each Party’s confidentiality obligation:
(a)“Confidential Information” shall include any information designated as proprietary or confidential when disclosed by the disclosing Party or which the receiving Party reasonably understood to be confidential considering the nature of the information and/or the circumstances of disclosure. The Parties agree that the following information shall be Confidential Information: each Party’s IP Rights disclosed, any technology or specifications disclosed, the pricing and other non-public terms of this Agreement, any non-public technical or business information, and any trade secrets. Confidential Information shall not include information that (i) is or becomes generally known to the public without the receiving Party’s breach of its confidentiality obligation; or (ii) is rightfully received from another party without any obligation of confidentiality.
(b)The receiving Party shall limit disclosure to those Personnel who have a need to know and shall not disclose or use any Confidential Information of the disclosing Party for any purpose outside the scope of this Agreement, except with the disclosing Party's prior written permission. The receiving Party agrees to protect the confidentiality of the Confidential Information of the disclosing Party in the same manner that it protects the confidentiality of its own proprietary and confidential information of like kind, but in no event shall either Party exercise less than reasonable care in protecting such Confidential Information. If the receiving Party is compelled by law to disclose Confidential Information of the disclosing Party, it shall provide the disclosing Party with prior notice of such compelled disclosure (to the extent legally permissible) and reasonable assistance (at the disclosing Party's cost) if the disclosing Party wishes to contest the disclosure.
(c)If the receiving Party discloses or uses (or threatens to disclose or use) any Confidential Information of the disclosing Party in breach of this Section 5.2, the disclosing Party shall have the right, in addition to any other remedies available to it, to seek injunctive relief to enjoin such acts, without the requirements of posting a bond, it being specifically acknowledged by the Parties that any other available remedies may be inadequate.
(d)If the receiving Party is required by law to comply with a court order or other lawful governmental action to disclose this Agreement or any Confidential Information, the receiving Party may so disclose, but only to the extent so ordered, and provided that that the receiving Party shall notify the disclosing Party, if permissible, so the disclosing Party may seek a protective order.
Section 6.    Support; Audits

6.1.Place of Fabrication. Polar will fabricate the Wafers at the Polar facility. Polar shall not relocate production of the Wafers to a new facility without prior notice to Customer and Customer’s prior written consent and such consent will be deemed a change to the Order. Polar will provide Customer with information on security standards, processing standards and other information reasonably requested, subject to all such information being protected as Polar Confidential Information.
6.2.Subcontractors. Customer acknowledges that Polar has the right to utilize subcontractors as necessary for all or part of the fabrication of Wafers subject to Customer’s prior written consent, and Polar shall remain liable for the acts and omissions of any such subcontractors.
6.3.Engineering Support. Customer shall work with Polar, in providing engineering support and consultation as may be reasonably required to meet schedules and milestones of this Agreement. Each Party shall bear its own costs and expenses associated with such efforts. Engineering support may include, cooperative efforts between Customer and Polar in optimizing process variables (e.g., by comparing test results by split Wafer lot experiments) and providing any test program information (e.g., for Wafers, devices, circuit design information) or such other information as may be deemed helpful in assessing and eliminating process problems. Either Party’s Personnel shall, while visiting on any location of the other Party, comply with the other Party’s reasonable rules and regulations with regard to safety and security at their location. The visiting Party shall have full control over its Personnel and shall be entirely responsible for such Personnel complying with such rules and regulations.
6.4.Audit. Each Party may audit the other Party’s relevant records upon reasonable prior written request to verify compliance with this Agreement and quality assurance systems. Upon mutual agreement Customer (including the Customer’s customers or users of the Customer’s products incorporating the Wafer) may audit Polar fabrication provided there is a signed confidentiality agreement for such persons, an agreed upon agenda thirty (30) days prior to a visit and Customer and such third-parties agree to abide by Polar’s Visitor Auditing Protocol.
Section 7.    Limitation of Liability; Indemnification
7.1.Limitation of Liability. Except for either Party’s willful or grossly negligent violation of such Party’s confidentiality or indemnification obligations under this Agreement, NEITHER POLAR NOR CUSTOMER SHALL HAVE ANY LIABILITY TO THE OTHER PARTY OR TO ANY THIRD PARTY (e.g., PERSON OR ENTITY WHO SHALL PURCHASE FROM CUSTOMER ANY OF THE WAFERS OR OTHER ITEMS OR SERVICES SUPPLIED BY POLAR FOR ANY LATE DELIVERIES, LOST PROFITS, LOSS OF DATA, LOSS OF USE, COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR FOR ANY INDIRECT, SPECIAL, RELIANCE, PUNITIVE, INCIDENTAL OR OTHER CONSEQUENTIAL LOSS OR DAMAGE ARISING OUT OF THIS AGREEMENT OR AN ORDER HOWEVER CAUSED AND, WHETHER IN AN ACTION ARISING OUT OF BREACH OF WARRANTY, BREACH OF CONTRACT, DELAY, NEGLIGENCE, STRICT LIABILITY IN TORT OR UNDER ANY OTHER THEORY OF LIABILITY, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.
Polar’s entire liability for any claim or loss, damage or expense arising out of related to the Wafers shall be as specified in Section 1.3 and the Limited Warranty included in Exhibit A. Polar’s liability for direct damages otherwise under this Agreement from any other cause not addressed by the Limited Warranty shall in no event exceed the lessor of the fees paid under the applicable Order for the prior [XXX] months or the fees specific to services or product to which the claim arises.
7.2.Disclaimers; No Third-Party Liability; Force Majeure.
(a)Neither Party may hold the other Party liable for any use, transfer, sale, or other access to any Wafers (regardless of state of completion) by a third party. Consequently, except as expressly provided elsewhere in this Agreement, NEITHER PARTY SHALL IN ANY EVENT BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD-PARTY WHO RECEIVES FROM A PARTY ANY OF THE WAFERS (CUSTOMER DESIGNED OR POLAR FABRICATED) FOR INDIRECT, SPECIAL, RELIANCE, INCIDENTAL OR CONSEQUENTIAL LOSS OR DAMAGE ARISING OUT OF THIS AGREEMENT OR AN ORDER PLACED PURSUANT TO THIS AGREEMENT OR ANY TRANSACTION ASSOCIATED WITH EITHER OR ANY OBLIGATION RESULTING THERE FROM OR THE USE OR PERFORMANCE OF ANY SUCH WAFERS, WHETHER IN AN ACTION ARISING OUT OF BREACH OF WARRANTY, BREACH OF CONTRACT, DELAY, NEGLIGENCE, STRICT LIABILITY IN TORT OR OTHERWISE.
(b)CUSTOMER ACKNOWLEDGES THAT OTHER THAN THE LIMITED WARRANTY IN EXHIBIT A, POLAR DOES NOT MAKE ANY EXPRESS OR IMPLIED WARRANTIES, REPRESENTATIONS OR ENDORSEMENTS OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION, WARRANTIES OF TITLE OR NON-INFRINGEMENT, OR ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) WITH REGARD TO THE WAFERS AND CUSTOMER SHALL NOT REPRESENT OTHERWISE TO ANY THIRD PARTY. POLAR DOES NOT WARRANT THAT THE WAFERS WILL BE ERROR FREE. NEITHER POLAR NOR CUSTOMER MAKES ANY WARRANTY AS TO ANY RESULTS THAT MAY BE OBTAINED BY USE OF THE WAFERS. Some jurisdictions do not allow the exclusion of implied warranties, so this exclusion may not apply to a third-party.
(c)Neither Party shall be liable to the other Party for any delay or non-performance of any of its obligations under the Agreement arising from any cause beyond its reasonable control, such as any earthquake, riot, civil commotion, war, terrorist acts, strike, epidemic, pandemic, flood, or governmental act or restriction to the extent such event occurs after the Effective Date, and which is not reasonably foreseeable or which could not have been avoided by reasonable precautions (“Force Majeure Event”). A Party affected by a Force Majeure Event will notify the other Party within three (3) days of such Force Majeure Event. If a Force Majeure Event continues for more than ninety (90) days, the affected Party may treat such ongoing Force Majeure Event as a material breach of this Agreement. However, such Force Majeure Event shall not excuse Customer from any payment obligation under the Agreement.
7.3.Statute of Limitations. No action or proceeding against either Party relating to any claim under this Agreement may be commenced more than [XXX] years after such an alleged claim first arises, notwithstanding any statute of limitations period otherwise applicable, provided that this shortening of the statute of limitations shall not apply to any willful breach of the other Party’s intellectual property rights. The limitation of liability expressed herein shall survive failure of an exclusive remedy.

7.4.Indemnification.
(a)Polar will indemnify, defend and hold Customer harmless against any claim for damages, losses, liability costs and expenses, including reasonable attorneys’ fees, (“Claim”) incurred by Customer as a result of a third-party’s Claim of infringement of the third-party’s United States patent related to or arising out of any Polar IP Rights. This indemnification obligation does not apply where the Claim is based on: (i) Customer’s modifications of Polar IP Rights; (ii) Customer’s unauthorized use of the Polar IP Rights; or (iii) use of the Polar IP Rights in combination with any Customer or third-party product where the Claim would not have been brought but for such combination. For the avoidance of doubt, Polar’s indemnification obligation applies notwithstanding any failure to warrant non-infringement.
(b)Customer will indemnify, defend and hold Polar harmless against any Claim of intellectual property infringement of the third-party’s United States patent related to or arising out of any Customer IP Rights. This indemnification obligation does not apply where the Claim is based on: (i) Polar’s modifications of Customer IP Rights; (ii) Polar’s unauthorized use of the Customer IP Rights; or (iii) use of the Customer IP Rights in combination with any Polar or third-party product where the Claim would not have been brought but for such combination. Customer will further indemnify, defend and hold Polar harmless against any Claim related to or arising out of Customer’s possession, use, sale, licensing, or distribution of the Wafers.
(c)Either Party as the indemnifying party may resolve any such third-party IP claim by: acquiring a license to use such third-party intellectual property, replacing the alleged infringing material with non-infringing equivalent, or if neither of those options are available, by requiring the discontinuance of the infringing material and covering costs associated with such discontinuance.
(d)The indemnitee Party must timely inform the indemnifying Party of the claim and provide assistance at the indemnifying Party’s expense in the defense of the same. The indemnifying Party shall have the sole right to control the defense. No claim may be settled without the indemnitee Party’s consent unless the settlement does not require any admission by the indemnitee Party and fully absolves the indemnitee Party of all further liability.
Section 8.    Term; Termination
8.1.Term. The term of this Agreement will commence on the Effective Date and continue until March 27, 2026 (“Initial Term”), and will automatically be renewed for subsequent one (1) fiscal year period (each a “Renewal Term”) unless the Agreement is terminated under this Section 8.1 for convenience or under Section 8.2 for cause. Termination for convenience requires either Party to provide a notice of non-renewal at least twenty-four (24) months in advance with termination effective as of the later of 24-months from such notice or a later date in the termination notice. The Initial Term and Renewal Term(s) are collectively the “Term.”
8.2.Termination. A Party may terminate this Agreement for cause: (a) upon days written notice to the other Party of a material breach, provided such breach remains uncured at the expiration of the notice period; or (b) if the other Party becomes the subject of a petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation or assignment for the benefit of creditors and such filing is not withdrawn or dismissed within [XXX] days of filing. In case either Party breaches or defaults in the effective performance of any of the terms, conditions, covenants, or agreements contained in this Agreement, then the Parties will first attempt in good faith to resolve such breach. [XXX] days after delivery of written notice to the breaching Party that a breach, described in this Section 8.2 has occurred, the non-breaching Party may terminate this Agreement without liability for such termination; provided, that if the breaching Party has begun substantial corrective action to remedy the breach, the non-breaching Party may only terminate this Agreement without liability for such termination [XXX] days after delivery of its written notice to the breaching Party, if such breach remains uncured as of such date; provided, however, that if allowing [XXX] days for the breaching Party to cure the breach would cause irreparable harm to the business prospects of the non-breaching Party, notwithstanding any dispute resolution provisions herein to the contrary, temporary or preliminary injunctive relief in a court of competent jurisdiction will be appropriate to prevent either an initial or continuing breach in addition to any other relief to which the non-breaching Party may be entitled.
8.3.Effect of Termination. In the event that Polar terminates this Agreement, pursuant to Section 8.2, Customer will be liable for any and all Wafer finished goods and work-in-process held by Polar at the date of termination, and resulting from an Order issued by Customer hereunder. In case that Customer terminates this Agreement, pursuant to Section 8.2, Customer may cancel any or all pending Orders without any liability to Customer. In the event of termination under Section 8.1, Customer will promptly pay Polar for all fees and expenses due to Polar, including any Minimum Commitment (unless Customer has terminated for uncured cause under Section 8.2) due as of the date of termination. Upon request by the disclosing Party, receiving Party will promptly return to the disclosing Party all Confidential Information, in the commercially reasonable format requested by the disclosing Party, and all records (in any form, format or medium) containing or relating to Confidential Information of the disclosing Party. Alternatively, the disclosing Party may permit the Confidential Information to be destroyed with such destruction certified.
8.4.Surviving Provisions. The following Sections will survive any expiration, termination or cancellation of this Agreement, and the Parties will continue to be bound by the terms and conditions thereof: Section 4.5, Section 5, Section 6.4, Section 7, Section 8.3, Section 8.4, and Section 9.
Section 9.    Miscellaneous
9.1.Notices. All notices, demands, or consents required or permitted hereunder will be in writing and will be delivered by e-mail, or sent by facsimile, or mailed to the respective Parties at the addresses set forth below, or at such other address as will have been given to the other Party, in writing for the purposes of this clause. Such notices and other communications will be deemed effective upon the earliest to occur of:
(a)Actual delivery (e-mail, facsimile, hard copy),
(b)Five (5) days after mailing, addressed and postage prepaid, return receipt requested,

To Customer:	Allegro MicroSystems 955 Perimeter Road Manchester, NH 03103, USA Attn: Foundry Sourcing Director Email: [XXX]

To Polar:	Polar Semiconductor, LLC 2800 East Old Shakopee Road Bloomington, MN 55425, USA Attn: Senior Director of Supply Chain Email: [XXX]
9.2.Waiver; Amendment. Failure by either Party, at any time, to require performance by the other Party, or to claim a breach of any provision of this Agreement, will not be construed as a waiver of any right accruing under this Agreement, nor will it affect any subsequent breach or the effectiveness of this Agreement, or any part hereof, or prejudice either Party with respect to any subsequent action. A waiver of any right accruing to either Party, pursuant to this Agreement, will not be effective unless given in writing.
9.3.Assignment. Neither Party will assign, transfer, or otherwise dispose of this Agreement in whole or in part, without the prior written consent of the other Party, and such consent will not be unreasonably withheld. Upon assignment, the assignee will assume all obligations of the assigning Party, including as to Customer the assignee’s obligations for the Capacity Commitment.
9.4.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regards to its conflict of laws principles. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this agreement.
9.5.Compliance with Laws. Each Party will comply at their own expense with all applicable federal, state and local laws, ordinances, regulations and codes (“Applicable Law”).
(a)Polar and its Personnel will comply Applicable Law, including those relating to the use of chlorofluorocarbons, and including the identification and procurement of required permits, certificates, licenses, insurance, consents and inspections in performance under this Agreement.
(b)Each Party shall comply with all United States and foreign export control laws or regulations applicable to its performance under this Agreement. Each Party agrees to comply with all applicable U.S. export control laws, including the Export Administration Regulations (EAR) Part 734.2(b)(ii) for the release of controlled technology and/or software, and the International Traffic in Arms Regulations (ITAR), including restrictions on providing access to, or transferring, controlled technology to non-U.S. Persons in the United States.
(c)In connection with this Agreement, each Party represents, warrants and covenants that is and at all times has been in compliance with all applicable anti-bribery and anti-corruption laws, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, the Organization for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions. Except as previously disclosed to the other Party in writing, each Party represents, warrants and covenants that: (i) it has not and will not make, permit or authorize, directly or indirectly, any offer, payment, promise, gift or transfer of money, anything of value, or any financial or other advantage to any person to secure any improper advantage; (ii) it has not been and is not currently subject to any governmental or regulatory review, audit, inspection or investigation related to applicable anti-bribery laws; and (iii) it is not aware of any allegations, investigations or inquiries by any governmental authority with regard to a potential violation of applicable anti-bribery law by it or its employees or agents or persons acting on its behalf. Each Party agrees to accurately record in its books and records any and all expenses related to this Agreement. Each Party agrees that it will not permit any of its employees or agents to pay bribes in connection with its execution of its obligations under this Agreement. In the event a Party obtains credible information indicating that any of its employees or agents have paid bribes in connection with its execution of its obligations under this Agreement, such Party will promptly notify the other Party in writing
9.6.Severability. In the event that any provision of this Agreement is found to be unlawful or otherwise unenforceable, such provision will be severed, and the entire Agreement will not fail on account thereof, the balance continuing in full force and effect, and the Parties will endeavor to replace the severed provision with a similar provision that is not unlawful or otherwise unenforceable.
9.7.Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and will not be deemed to be a part of, or affect the interpretation of, any provision of this Agreement.
9.8.Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof will be deemed to be an original instrument, but all such counterparts together will constitute but one Agreement.
9.9.Entire Agreement. This Agreement, and each Exhibit attached hereto and incorporated herein, sets forth the entire Agreement and understanding between the Parties, as to the subject matter hereof; and supersedes and merges all prior discussions between them, and none of the Parties will be bound by any conditions, definitions, warranties, modifications, understandings or representations with respect to such subject matter other than as expressly provided herein, or as duly set forth on or subsequent to the effective date hereof in writing and signed by a proper and duly authorized representative of the Party to be bound thereby. This Agreement may be modified or amended as set forth in writing and signed by a duly authorized representative of each Party.
9.10.Independent Parties. Neither Party to this Agreement will have the power to bind the other by any guarantee or representation that it may give, or to incur any debts or liabilities in the name of or on behalf of the other Party. The Parties acknowledge and agree that nothing contained in this Agreement will be deemed or construed to constitute or create between the Parties hereto a partnership, association, joint venture or other agency.
9.11.No Third-Party Beneficiary. No person not a Party to this Agreement will have any rights under this Agreement as a third-party beneficiary, or otherwise, other than persons entitled to indemnification as expressly set forth herein.
9.12.Dispute Resolution. In the event of any dispute, claim, question, or disagreement arising from, or relating to this Agreement, the Parties hereto shall use their best efforts to settle the dispute, claim, question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both Parties. If they do not reach such solution within a period of one hundred twenty (120) days, then, upon notice by either Party to the other, all such disputes, claims, questions, or differences shall be finally settled by arbitration administered by the American

Arbitration Association in accordance with the provisions of its Commercial Arbitration Rules. All arbitration proceedings shall take place in a mutually agreed upon location, including without limitation an electronic meeting option. Judgment on the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.
[Signature page to follow.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, as of the Effective Date first above written.
Customer: Allegro MicroSystems, Inc.
By: _/s/ Vineet Nargolwala________________
Name: __Vineet Nargolwala
Title: ___President and CEO

Polar Semiconductor, LLC
By: ____/s/ Kojiro Hatano___
Name: __Kojiro Hatano
Title: ___Chairman and CEO

EXHIBIT A
LIMITED WARRANTY
This Exhibit A – Limited Warranty (“Exhibit A”) is attached to and incorporated into (by this reference) that certain Wafer Foundry Agreement dated January 26, 2023 (“Agreement”) by and between Polar and Customer (as named in the preamble of the Agreement. Capitalized terms used herein, but not defined herein shall have the meaning set forth in the Agreement.
Warranty. Other than the non-conformance and RMA process or when provided “AS IS” as specified in Section 1.3 of the Agreement, Polar warrants that the Wafers will be free from material defects in workmanship and material (“Limited Warranty") for [XXX] months from the shipment date (“Warranty Period”). Wafers will only be deemed to have defects if the same is verifiable by Polar. If during the Warranty Period, Customer determines, and Polar verifies, that the Wafers have defects, Customer shall return the defected Wafers to Polar. Polar, in its sole discretion, will either repair or replace such defective Wafers, or if no such repair or replace option is possible, Polar will refund the purchase price for such defective Wafers. This Limited Warranty does not apply to any Wafers which are defective due to improper storage (including failure to control for environmental factors such as heat and humidity which may affect the Wafers), dicing, installation, application or inspection, or which have been subject to misuse, neglect or accident, or have been modified or repaired by Customer or any third party. Polar’s discretion to repair, replace or refund the purchase price for defective Wafers shall be Customer’s sole remedy and Polar’s sole obligation for this Limited Warranty. This Limited Warranty is in lieu of all other warranties, and POLAR EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SATISFACTORY QUALITY, NON-INFRINGEMENT, AND ALL OTHER WARRANTIES, WHICH MIGHT OTHERWISE ARISE FROM COURSE OF DEALING BETWEEN THE PARTIES OR USAGE OF TRADE.

EXHIBIT B
DATA SHARING
This Exhibit B – Data Sharing (“Exhibit B”) is attached to and incorporated into (by this reference) that certain Wafer Foundry Agreement dated January 26, 2023 (“Agreement”) by and between Polar and Customer (as named in the preamble of the Agreement. Capitalized terms used herein, but not defined herein shall have the meaning set forth in the Agreement.
RECITALS:
WHEREAS, Customer and Polar jointly would like to establish a process for the sharing of data related to the fabrication of Wafers (“Data Sharing”); and
WHEREAS, Customer and Polar acknowledge that this Data Sharing requires additional terms to protect each Party’s IP Rights and specify each Party’s obligations for the Data Sharing.
NOW, THEREFORE, in consideration of the mutual promises made herein, the Parties agree that any Data Sharing is subject to mutual agreement and subject to the following terms:
1.Standard Data Sharing from Polar to Customer on mutually agreed data format. Parties will mutually agree on frequency of data share for the following:
(a)Route Control Plans for technologies used by Customer.
(b)Lot History, excluding internal-only history.
(c)WIP Status.
(d)Order Backlog.
(e)Parametric critical test data for wafers shipped.
(f)Inline Cpk data for Critical Characteristics for technologies used by Customer.
2.Standard Data Sharing from Customer to Polar on mutually agreed upon data format. Parties will mutually agree on frequency of data share for the following:
(a)Probe test data.
(b)Product quality data.
(c)Product yield data.
(d)Supplier performance assessment based upon mutually agreeable scoring criteria.
3.Non-Standard Data Sharing. Each of Polar and Customer may request information and data will be shared when mutually agreed to as to the content of the request.

EXHIBIT C
JOINT MANAGEMENT MEETINGS
This Exhibit C – Joint Management Meetings (“Exhibit C”) is attached to and incorporated into (by this reference) that certain Wafer Foundry Agreement dated January 26, 2023 (“Agreement”) by and between Polar and Customer (as named in the preamble of the Agreement. Capitalized terms used herein, but not defined herein shall have the meaning set forth in the Agreement.
1.Preapproved Joint Management Meetings.
1.1.SCM Update Meeting. Customer Head of Supply Chain or designee will meet Polar Head of Supply Chain or designee to review supply performance and issues. Update content will be based on mutual agreement of the Parties. Meeting will be held upon mutual agreement of the Parties.
1.2.Supply Planning Meeting. Customer Head of Supply Chain or designee will meet with Polar Head of Supply Chain or designee to review forecast and capacity plans. Meeting will be held no more than once a quarter unless Parties agree otherwise.
1.3.Fabrication Quality Meetings. Customer Head of Quality or designee will meet with Polar Head of Fabricating Quality or designee to review process changes and issues. Meeting will be held no more than once a month unless Parties agree otherwise.
1.4.Semi-Annual Business Review (SBR). Customer Head of Souring or designee will organize SBR with Polar Head of Supply Chain or designee to review corporate business updates, Polar SBR scorecard, and other business-related topics. Meeting will be held upon mutual agreement of the Parties, but at a frequency of no less than two (2) times per year.
2.Agendas for Joint Meetings. Meetings may have standing agendas, if not then agendas will be mutually agreed upon by the Parties and communicated one (1) week prior to meeting.